                                                                    EXHIBIT 99.2

                          [EDISON SCHOOLS LETTERHEAD]

Contact: Adam Tucker, Vice President, Communications  212-419-1602


                          EDISON SCHOOLS CONCLUDES AND
                          RESOLVES INFORMAL SEC INQUIRY

                  -------------------------------------------
NEW YORK, NY MAY 14, 2002 - Edison Schools Inc. (NASDAQ: EDSN) announced today that it has concluded and resolved a confidential informal inquiry of its accounting practices and policies undertaken by the staff of the Securities and Exchange Commission ("SEC"). An SEC order agreed to by the Company in connection with the resolution of the informal inquiry will not result in the restatement of any revenue or operating results ("loss from operations and net loss") previously reported in the Company's audited financial statements. Nor does the order impose any monetary penalties or fines on Edison. In addition, in connection with issuance of the order (which explicitly acknowledges that the Company "has cooperated fully with the SEC staff"), the Company has agreed to do the following:

          - Reclassify, in previously reported and future financial statements, certain revenues and expenses relating primarily to teachers' salaries for a limited number of schools and non-instructional services in accordance with recent guidance of the Emerging Issues Task Force ("EITF");

          - Enhance 1) disclosure of its revenue recognition practices, including gross student funding and amounts paid by clients, and
               2) its internal accounting system by creating an Internal Audit Department.

         In addition, as a result of an extensive review, the Company has decided to restate its audited balance sheet for 1998 and subsequent periods in connection with a warrant sold to a philanthropic organization and a severance agreement with a senior Edison officer.

         Finally, while no previously audited annual operating results require restatement, the unaudited results for the first and third quarters of fiscal 2001 are being restated primarily to reflect the recognition of losses relating to two client contracts that should have been reported in the first quarter

RECLASSIFICATIONS

         The principal issue of the SEC's order involves whether the Company should include, as part of its revenue, certain expenses in connection with the operation of Edison schools. The context is that Edison generally contracts with local school districts and charter boards to assume educational and operational responsibility for individual schools in return for funding that is comparable to that spent on other schools in the district. Edison's school management contracts generally provide that Edison is responsible for the costs of running the schools for which it is responsible. Edison often arranges for its clients to directly pay certain of the expenses of operating the schools, such as teachers' salaries and expenses for facilities maintenance, utilities, and transportation. In turn, those expenses ("school district-paid expenses") are deducted from the amounts owed to Edison. Historically, Edison reported school district-paid expenses as components of both revenue and expense on its statement of operations.

         The SEC order, which followed the Company's detailed review of 62 client contracts, provides that certain revenues should be reported on a net basis and should exclude certain school district-paid expenses: (A) salaries of teachers in six districts where the districts retain a level of control over teachers' salaries and/or other terms of employment to the extent that Edison cannot be considered the primary obligor for those teachers; and (B) payments for non-instructional services in numerous districts under agreements which provide that Edison "buys back" from districts services provided by the districts, such as facilities maintenance, utilities, and transportation. EITF 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred" ("EITF 01-14"), effective for periods beginning after December 15, 2001, clarifies EITF 99-19, "Reporting Revenue Gross as a

Principal versus Net as an Agent," which provides guidance on whether revenues should be presented gross or net of certain costs. Edison interprets the EITF 01-14 to require it to present as revenue and expense only those school district-paid expenses that Edison is primarily obligated to pay. In addition, Edison has concluded that revenues and expenses from one district were improperly recorded in fiscal year 2002 because Edison has performed the work and received payment pursuant to an agreed-upon contract that has not been executed.

         The reclassifications required hereby have no effect on Edison's operating results as originally reported in its financial statements because the change from "gross" to "net" treatment for these items involves a corresponding reduction in expense on the statement of operations. Such reclassifications will be made prospectively commencing with the quarter ending March 31, 2002 pursuant to EITF 01-14 (which was adopted by Edison effective January 1, 2002). Such EITF requires the retroactive reclassification of prior periods upon adoption. The aggregate effect of the reclassifications is as follows:

                                 audited periods                        unaudited periods
                                                                         1st        2nd
                                                                       quarter    quarter
                        1998       1999        2000        2001         2002       2002
Reported revenues      69,407     132,762     224,578     375,818      97,267     133,342

Revenues after
reclassifications      65,630     125,085     208,972     350,508      89,745     115,637




Disclosure

         The SEC order also requires Edison to enhance disclosure of its revenue recognition policies. Accordingly, Edison will adopt a statement of operations presentation that includes a line item for "Gross Student Funding," as well as full disclosure of all expenses paid by Edison and all expenses paid by the local districts.

         Edison contracts with districts and charter boards to operate public schools and under such contracts Edison is entitled to funding from local, state and federal sources, including Title I and special educational funding, which represents Gross Student Funding. In those instances where the client pays for certain site costs, Edison will now report such amounts separately, in addition to disclosure of amounts paid directly by Edison.



ENHANCEMENT OF INTERNAL AUDIT CONTROLS

         As part of the SEC order, Edison agreed to enhance its internal auditing system by establishing an Internal Audit Department and retaining a Director of Internal Audit, who will periodically report to the Audit Committee of Edison's board of directors.

RESTATEMENTS
Restatement of Audited Annual Financial Statements

         In connection with the SEC inquiry, the Company undertook a comprehensive review of its accounting and determined the need to restate certain aspects of its balance sheet to properly reflect certain liabilities originally treated as equity, and which do not result in a restatement of operating results'. The Company reported its determinations to the SEC, which included the determinations in the SEC order.

         First, a warrant for common stock purchased in 1998 by the D2F2 Foundation, a philanthropic organization, was originally accounted for as equity. Edison has concluded that the proceeds should have been recorded as a liability. Edison's restated financial statements will reflect a liability of approximately $2.5 million on its opening balance sheet for fiscal 1999, the earliest period presented in the most recent audited 3-year reporting period, declining over time to approximately $600,000 at March 31, 2002.

         Second, Edison will restate similarly its opening balance sheet for fiscal 1999 to record a liability for the severance agreement of Benno C. Schmidt, Jr., Chairman of the Board of Directors, of approximately $2.5 million. Subsequent to March 31, 2002, Schmidt waived the right to receive the severance amount unless his employment is terminated without cause or he terminates his employment for good cause. Accordingly, Edison will reduce liabilities and increase additional paid in capital in the quarter ended June 30, 2002.

Restatement of Unaudited Interim Financial Statements

         In addition, Edison has determined that it was appropriate to have recorded certain losses on contracts in the first quarter of fiscal 2001 instead of the third quarter. Accordingly, Edison will restate such quarters and record reclassifications to all quarters.

SUMMARY


         "We have undertaken a thorough review of our accounting practices and revenue recognition policy on gross versus net treatment to ensure that Edison complies with generally accepted accounting principles. In addition, we now plan to further enhance the way we report our financial results by providing investors with more detail and by implementing better internal accounting systems to support our rapid growth," said Chris Whittle, President and Chief Executive Officer of Edison Schools. "We are committed to making our financial statements fully transparent to our investors and other interested parties," added Mr. Whittle. "Our view is that the measures we have agreed to take will only make Edison Schools a better company in the long run."


         "As the SEC noted in its order, Edison cooperated fully with the SEC inquiry by opening its books, continually making its senior officers available, and devoting extensive time and resources to assisting the review of its accounting policies and practices by its independent auditor," added Whittle.


ABOUT EDISON

         Edison Schools manages 133 public schools with a total enrollment of approximately 74,000 students. Through contracts with local school districts and public charter school boards, Edison generally assumes educational and operational responsibility for individual schools in return for funding that is comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-based curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year. For more information, please visit www.edisonschools.com.



         Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC, and other factors such as, among other things, the possibility that: (1) Edison, its independent auditors and/or the SEC may identify additional items that materially and adversely affect Edison's financial results; (2) the financing discussed separately by Edison today may not be consummated; and (3) the events relating to the informal SEC inquiry or its settlement may result in defaults under Edison's material agreements or give rise to costly and protracted litigation against Edison. The forward-looking statements included in this press release represent Edison's estimates as of May 14, 2002. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to May 14, 2002.


                                      * * *